Exhibit 11.0


                                  MEDQUIST INC.
                         EARNINGS PER SHARE COMPUTATION
                           UNAUDITED SUPPLEMENTAL DATA
                                 (IN THOUSANDS)



                                       Six Months Ended   Three Months Ended
                                        June 30, 1996        June 30, 1996
                                       ----------------   ------------------

Weighted average shares outstanding....     4,257              4,783

Common stock equivalents...............       777                777

Shares repurchased.....................      (392)              (322)
                                            -----              -----
Weighted average shares adjusted......      4,642              5,238
                                            =====              =====